Exhibit 10.1

RESOLUTION OF THE

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF

STRATEGIC HOTELS & RESORTS, INC.

September 4, 2015

The following resolutions of the Compensation Committee of the Board of Directors of Strategic Hotels & Resorts, Inc. (the “Compensation Committee”) establishes the Strategic Hotels & Resorts Supplemental Severance Program (the “Supplemental Severance Program”):

RESOLVED, that the Compensation Committee hereby approves the Supplemental Severance Program for the Corporation as follows: In the event of a Change of Control (as defined in the Strategic Hotels & Resorts, Inc. Amended and Restated 2004 Incentive Plan, as amended from time to time (the “Incentive Plan”)) and the employment of a Band 3, 4 or 5 employee is terminated on or within two years after the Change of Control for any reason other than Cause (as defined in the Incentive Plan), then in addition to any benefits provided for under the Strategic Hotels & Resorts, Inc. Severance Program, effective September 15, 2010 (the “September 2010 Severance Program” and, together with this Supplemental Severance Program, the “Severance Programs”), the Corporation shall pay such employee a lump sum severance benefit in accordance with the following schedule:

•	Band 3 (Director) – 6-months Pay (“Pay” shall mean base salary, target bonus for the year of termination plus payment in lieu of medical insurance for the period of supplemental severance); and

•	Band 4 (Manager) and Band 5 (support personnel) – 9-months Pay;

FURTHER RESOLVED, in the event of Constructive Termination (as defined below) of a full-time employee with the Corporation and its affiliates by reason of, on or within two years after a Change of Control (as defined in the Incentive Plan), the severance schedule provided for in the Severance Programs shall provide the minimum severance payable in a lump sum to such employee;

FURTHER RESOLVED, that such an employee shall be considered to have the right under the Severance Programs to terminate his or her employment as a result of a “Constructive Termination” if, without the written consent of the employee, the Corporation (or any successor corporation): (i) materially reduces the employee’s base compensation; (ii) materially reduces the employee’s authority, duties or responsibilities, (iii) relocates the principal offices of the Corporation, or the employee’s principal place of employment, outside the Chicago metropolitan area or (iv) materially breaches, or fails to assume or affirm its obligations under, any employment agreement currently in effect between the Corporation and the employee (each, a “Constructive Termination Event”); provided, however, a resignation shall not be deemed a Constructive Termination unless the employee shall have provided notice of the Constructive Termination Event within 90 days of its occurrence and the Corporation shall have had a reasonable opportunity (30 days) to cure such conduct or event, but has not so cured;

FURTHER RESOLVED, that the payments to employees pursuant to the Severance Programs are intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent possible as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4);

NOTWITHSTANDING anything to the contrary herein and subject to payment in conformity with section 409A of the Code, to the extent applicable, to the extent an employee has a written agreement from the Corporation relating to severance, such employee shall be entitled to the greater of (1) the severance benefits provided under the Severance Programs or (2) the severance benefits provided under such employee’s written agreement; provided, however, in no event shall such employee be entitled to receive severance under both the Severance Programs and such employee’s written agreement; and

NOTWITHSTANDING the foregoing, to the extent that any payment under this Severance Programs constitutes “nonqualified deferred compensation” payable to a “specified employee” of a public company as a result of his or her “separation from service” (each, within the meaning of section 409A of the Code), no such payment shall be made during the first six months following such separation from service and shall instead be paid within 15 days following the end of such six-month period (or, if earlier, within 15 business days following the date of death of such specified employee).

The Severance Programs may be amended or terminated at any time; provided, however, the Severance Programs shall not be amended or terminated to the detriment of any employee of the Corporation in anticipation of, by reason of or with respect to any employee employed immediately prior to a Change of Control, on or within two years after such Change of Control.

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